NAQI LOGIX INC.

PRIVATE PLACEMENT SUBSCRIPTION AND JOINDER AGREEMENT

The undersigned (the "Subscriber") hereby irrevocably subscribes for and agrees to purchase from Naqi Logix Inc. (the "Issuer" or "Naqi") that number of Voting Common Shares of the Issuer (the "Base Shares") set out below at a base price of $2.61 per Base Share (as such may be deemed to be adjusted in accordance with the terms hereunder) (the "Base Purchase Price per Share") and, if applicable, such number of additional Voting Common Shares of the Issuer to be issued as bonus shares (the "Bonus Shares" and together with the Base Shares, the "Shares") to the Subscriber, as prescribed by Schedule "A" to this Subscription Agreement, such that the price per Share so subscribed for shall be determined by dividing the aggregate purchase price for the Shares (excluding any fees) by the number of Shares subscribed for hereunder (collectively, the "Offering"). For greater certainty, any Bonus Shares to which the Subscriber is entitled as set out in Schedule "A" to this Subscription Agreement and for which they subscribe for below shall operate so as to discount the Base Purchase Price per Share on the basis of the calculation set out in the preceding sentence. The Subscriber must invest a minimum of $522.00 (exclusive of Bonus Shares); however, the Issuer reserves the right to waive this minimum in its sole discretion.  The Subscriber agrees to be bound by the terms and conditions set forth in the attached "Terms and Conditions of Subscription for Shares".

(a) The number of Base Shares that I hereby irrevocably subscribe for is:

EQUITY SHARE COUNT

(b) The number of Bonus Shares to which I am entitled and irrevocably subscribe for is, as prescribed by Schedule "A" hereto is:

XX

(b)  The aggregate purchase price for the Shares that I hereby irrevocably subscribe for is:

VESTING AMOUNT

(c) I am a U.S. Purchaser (as defined below) and have read Appendix A below, and I am either an accredited investor (as that term is defined in Regulation D under the Securities Act because I meet at least one of the criteria set forth in Appendix A).

OR

I am not an accredited investor (as that term is defined in Regulation D under the Securities Act) and the aggregate purchase price (based on a purchase price of $2.61 per Security) for the Shares that I am subscribing for under this agreement (together with any previous investments in the Shares pursuant to this Offering) does not exceed 10% of the greater of my net worth or annual income.

ACCREDITATION STATEMENT

INVESTOR SIGNATURES

(d) The Shares being subscribed for will be owned by, and should be recorded on the Company's books as held in the name of:

INVESTOR TITLE

INVESTOR SIGNATURES

Signature

VESTING AS

VESTING AS EMAIL

NOW

Date

Naqi Logix Inc.

By:

ISSUER SIGNATURE

*        *        *        *        *

This Subscription is accepted

on NOW.

APPENDIX A

An accredited investor includes the following categories of investor. Please initial next to the number or numbers below that describe Subscriber. Additional verification may be required:

(1) Subscriber is a natural person whose individual net worth (or combined net worth with Subscriber's spouse if Subscriber is married) as of the date hereof exceeds $1,000,000. Except as set forth below, in calculating a person's net worth, (i) a person's primary residence shall not be included as an asset; (ii) indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of the Shares, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of the Shares exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of the Shares shall be included as a liability.

(2) Subscriber is a natural person who had an individual "income" exceeding $200,000 during both of the two most recently completed calendar years (or a joint income with Subscriber's spouse in excess of $300,000 in each of those years) and who has a reasonable expectation of reaching the same income level in the current calendar year.

(3) Subscriber is a natural person who holds any of the following licenses from the Financial Industry Regulatory Authority (FINRA): a General Securities Representative license (Series 7), a Private Securities Offerings Representative license (Series 82), or a Licensed Investment Adviser Representative license (Series 65).

(4) Subscriber is a natural person who is a "knowledgeable employee" of the Company, if the Company were an "investment company" within the meaning of the Investment Company Act of 1940 (the "ICA") but for Section 33(c)(1) or Section 3(c)(7) of the ICA.

(5) Subscriber is a "business development company," as defined in Section 2(a)(48) of the ICA.

(6) Subscriber is an investment adviser registered under the Investment Advisers Act of 1940 (the "Advisers Act") or the laws of any state.

(7) Subscriber is an investment adviser described in section 203(l) (venture capital fund advisers) or section 203(m) (exempt reporting advisers) of the Advisers Act.

(8) Subscriber is a trust with total assets in excess of $5,000,000 that was not formed for the specific purpose of acquiring the securities offered hereby, and the investment decisions for which are made by a sophisticated person capable of evaluating the merits and risks of the proposed investment.

(9) Subscriber is a revocable trust that may be amended or revoked at any time by the grantors thereof, and all of the grantors are accredited investors.

(10) Subscriber is a Small Business Investment Company licensed by the United States Small Business Administration under Section 301(c) or Section 301(d) of the Small Business Investment Act of 1958.

(11) Subscriber is a "private business development company" as defined in Section 202(a)(22) of the Advisers Act.

(12) Subscriber is a bank, insurance company, registered investment company, business development company, small business investment company, or rural business development company.

(13) Subscriber is a "family office," as defined in rule 202(a)(11)(G)-1 under the Advisers Act, if the family office (i) has assets under management in excess of $5,000,000, (ii) was not formed for the specific purpose of acquiring the securities offered, and (iii) is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

(14) Subscriber is a "family client," as defined in rule 202(a)(11)(G)-1 under the Advisers Act, of a family office meeting the requirements above, whose investment in the Company is directed by such family office.

(15) Subscriber is a corporation, a limited liability company, a Massachusetts or similar business trust, a partnership, or a non-profit organization of the type described in Internal Revenue Code section 501(c)(3), in each case not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

(16) Subscriber is an "employee benefit plan" (within the meaning of Title I of ERISA) and either (i) the decision to invest in the Company was made by a plan fiduciary that is a bank, savings and loan association, insurance company, or registered investment adviser; (ii) the plan has total assets exceeding $5,000,000; or (iii) if a self-directed plan, investment decisions are made solely by persons who, if executing this document, would qualify as an accredited investor under one or more of the numbered paragraphs above.

(17) Subscriber is a plan established and maintained by a State, its political subdivisions, or an agency or instrumentality of a State or its political subdivisions, for the benefit of its employees, and the plan has assets in excess of $5,000,000.

(18) Subscriber is an entity, including Indian tribes, governmental bodies, funds, and entities organized under the laws of foreign countries, that was not formed to invest in the securities offered and own investment assets in excess of $5 million.

(19) Subscriber is an entity. Each of Subscriber's equity investors, if executing this document, would qualify as an accredited investor under one or more of the numbered paragraphs above.

TERMS AND CONDITIONS OF SUBSCRIPTION FOR VOTING COMMON SHARES OF
NAQI LOGIX INC.

1. SUBSCRIPTION

1.1 On the basis of the representations and warranties and subject to the terms and conditions set forth herein, the Subscriber hereby irrevocably subscribes for and agrees to purchase the number of Base Shares at the Base Purchase Price per Share (as such may be adjusted), and if applicable, the number of Bonus Shares to which the Subscriber is entitled as prescribed by Schedule "A" to this Subscription Agreement, each as set forth on page 2 (such subscription and agreement to purchase being the "Subscription") for the Subscription Amount shown on page 2 of this subscription agreement (the "Agreement"), which is tendered herewith, on the basis of the representations and warranties and subject to the terms and conditions set forth in this Agreement, it being understood and acknowledged by the Subscriber and the Issuer that the price per Share so subscribed for shall be determined by dividing the aggregate Subscription Amount by the number of Shares subscribed for. For greater certainty, any Bonus Shares to which the Subscriber is entitled as set out in Schedule :"A" to this Subscription Agreement and for which they subscribe for on page 2 hereof shall operate so as to discount the Base Purchase Price per Share on the basis of the calculation in the preceding sentence. The Subscriber must invest a minimum of $522; however, the Issuer reserves the right to waive this minimum in its sole discretion.

1.2 The Issuer hereby agrees to sell the Shares to the Subscriber on the basis of the representations and warranties and subject to the terms and conditions set forth in this Agreement. Subject to the terms of this Agreement, the Agreement will be effective upon its acceptance by the Issuer.

1.3 By executing this Private Placement Subscription and Joinder Agreement, Subscriber hereby agrees to join as a party that is designated as a "Shareholder" to that certain Voting Agreement dated as of April 12, 2021 as such Agreement may be amended and restated hereafter (the "Voting Agreement")  as entered into by and among the Company and its shareholders attached hereto as Exhibit A, such joinder will become effective upon the Company's acceptance of the Subscription described in this Section 1. Any notice required or permitted to be given to Subscriber under the Voting Agreement shall be given to Subscriber  at the address provided with Subscriber's subscription. Subscriber confirms that undersigned has reviewed the Voting Agreement and will be bound by the terms thereof as a party who is designated as a Shareholder thereunder.

2. PAYMENT

2.1 The Subscription Amount must accompany this Subscription and shall be paid by wire to the Issuer pursuant to the wiring instructions provided by the Issuer. The Subscriber authorizes the Issuer to treat the Subscription Amount as an interest free loan until the closing of the Offering (the "Closing").

2.2 The Subscriber acknowledges and agrees that this Agreement, the Subscription Amount and any other documents delivered in connection herewith will be held by or on behalf of the Issuer. In the event that this Agreement is not accepted by the Issuer for whatever reason, in whole or in part, which the Issuer expressly reserves the right to do, the Subscription Amount (without interest thereon) and any other documents delivered in connection herewith will be returned to the Subscriber at the address of the Subscriber as set forth on page 2 of this Agreement.

3. DOCUMENTS REQUIRED FROM ISSUER AND SUBSCRIBER

3.1 The Subscriber must complete, sign and return to the Issuer an executed copy of this Agreement;

3.2 The Subscriber shall complete, sign and return to the Issuer as soon as possible, on request by the Issuer, any additional documents, questionnaires, notices and undertakings as may be required by any regulatory authorities and applicable law.

3.3 Both parties to this Agreement acknowledge and agree that Osler, Hoskin & Harcourt LLP ("Osler") and Nauth LPC ("Nauth") have acted as counsel only to the Issuer and is not protecting the rights and interests of the Subscriber. The Subscriber acknowledges and agrees that the Issuer, Osler and Nauth have given the Subscriber the opportunity to seek, and are hereby recommending that the Subscriber obtain, independent legal advice with respect to the subject matter of this Agreement and, further, the Subscriber hereby represents and warrants to the Issuer,  Osler and Nauth that the Subscriber has sought independent legal advice or waives such advice.

4. ACKNOWLEDGEMENTS AND AGREEMENTS OF SUBSCRIBER

4.1 The Subscriber acknowledges and agrees that:

(a) the Subscriber is not resident in or subject to the laws of Canada.

(b) the current structure of this transaction and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the 1933 Act.

(c) the decision to execute this Agreement and acquire the Shares agreed to be purchased hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Issuer, other than the Regulation A offering circular.

(d) the Subscriber understands and agrees that the Issuer and others will rely upon the truth and accuracy of the acknowledgements, representations, warranties, covenants and agreements contained in this Agreement and the Exhibits, as applicable, and agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, the Subscriber shall promptly notify the Issuer.

(e) there are risks associated with the purchase of the Shares.

(f) the Subscriber and the Subscriber's advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Issuer in connection with the distribution of the Shares hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Issuer.

(g) the books and records of the Issuer were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the Subscriber during reasonable business hours at its principal place of business, and all documents, records and books in connection with the distribution of the Shares hereunder have been made available for inspection by the Subscriber, the Subscriber's lawyer and/or advisor(s).

(h) all of the information which the Subscriber has provided to the Issuer is correct and complete as of the date this Agreement is signed, and if there should be any change in such information prior to the Closing, the Subscriber will immediately provide the Issuer with such information.

(i) the Issuer is entitled to rely on the representations and warranties of the Subscriber contained in this Agreement and the Exhibits, as applicable, and the Subscriber will hold harmless the Issuer from any loss or damage it or they may suffer as a result of the Subscriber's failure to correctly complete this Agreement or the Exhibits, as applicable.

(j) the Subscriber has been advised to consult the Subscriber's own legal, tax and other advisors with respect to the merits and risks of an investment in the Shares and with respect to applicable resale restrictions, and it is solely responsible (and the Issuer is not in any way responsible) for compliance with:

(i) any applicable laws of the jurisdiction in which the Subscriber is resident in connection with the distribution of the Shares hereunder, and

(ii) applicable resale restrictions;

(k) the Subscriber understands and agrees that there may be material tax consequences to the Subscriber of an acquisition or disposition of the Shares, and that the Issuer gives no opinion and makes no representation with respect to the tax consequences to the Subscriber under federal, state, provincial, local or foreign tax law of the Subscriber's acquisition or disposition of the Shares.

(l) the Issuer is not a reporting issuer as that term is defined in applicable securities legislation nor will it become a reporting issuer in any jurisdiction in Canada or elsewhere (outside the United States) following completion of the Offering and, as a result:

(i) the Issuer will not be subject to the continuous disclosure requirements of such securities legislation including the requirements relating to the production and filing of audited financial statements and other financial information, and

(ii) any applicable hold periods under applicable securities legislation may never expire, and the Shares may be subject to restrictions on resale for an indefinite period of time;

(m) the Issuer will make a notation on its records or give instructions to the registrar and transfer agent of the Issuer, if applicable, in order to implement the restrictions on transfer set forth and described in this Agreement.

(n) the Subscriber acknowledges and agrees that there is no ready public market for the Shares and that there is no guarantee that a market for their resale will ever exist. The Subscriber must bear the economic risk of this investment indefinitely and the Issuer has no obligation to list the Shares on any market or take any steps (including registration under the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended) with respect to facilitating trading or resale of the Shares. The Subscriber acknowledges that the Subscriber is able to bear the economic risk of losing the Subscriber's entire investment in the Shares. The Subscriber also understands that an investment in the Issuer involves significant risks and has taken full cognizance of and understands all of the risk factors relating to the purchase of the Shares.

(o) unless the Issuer becomes a public company, the Shares cannot be transferred without the previous consent of the board of directors of the Issuer (the "Board"), expressed by resolution of the Board, at the sole discretion of the Board.

(p) the Issuer has advised the Subscriber that the Issuer is relying on an exemption from the requirements to provide the Subscriber with a prospectus and to sell the Shares through a person registered to sell securities under provincial securities legislation and other applicable securities laws, as a consequence of acquiring the Shares pursuant to such exemption, certain protections, rights and remedies provided by the applicable securities legislation including the various provincial securities acts, including statutory rights of rescission or damages, will not be available to the Subscriber.

(q) no securities commission or similar regulatory authority, other than the United States Securities and Exchange Commission, has reviewed or passed on the merits of any of the Shares.

(r) there is no government or other insurance covering any of the Shares.

(s) there are restrictions under securities laws on the Subscriber's ability to resell the Shares and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with such restrictions before selling any of the Shares.

(t) the Issuer will refuse to register the transfer of any of the Shares to a U.S. Person not made pursuant to an effective registration statement under the 1933 Act or pursuant to an available exemption from the registration requirements of the 1933 Act and in each case in accordance with applicable laws.

(u) this Agreement is not enforceable by the Subscriber unless it has been accepted by the Issuer, and the Subscriber acknowledges and agrees that the Issuer reserves the right to reject any Subscription for any reason whatsoever.

(v) the Issuer is not an investment fund within the meaning of the Securities Act (British Columbia). No commission or finder's fee has been or shall be paid to any director, officer, founder or control person of the Issuer or of an affiliate of the Issuer in connection with the issuance of the Shares hereunder.

(w) The Subscriber acknowledges that the price of the Shares was set by the Issuer on the basis of the Issuer's internal valuation and no warranties are made as to value.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ISSUER

5.1 The Issuer represents and warrants to the Subscriber that the following are true as of the Closing (and acknowledges that the Subscriber is relying upon those representations and warranties in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated herein):

(a) The Issuer is a corporation duly organized, validly existing and in good standing under the Business Corporations Act (British Columbia) and has all the necessary corporate power, authority and capacity required: (i) to carry on its business as presently conducted and as presently proposed to be conducted; and (ii) to enter into this Agreement, and to perform its obligations hereunder. The Issuer is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, affairs, operations, assets (including intellectual property and other intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), property or capital of the Issuer, whether or not arising in the ordinary course of business and whether or not attributable to any change in conditions relating to economic, financial, currency, exchange, market or otherwise (a "Material Adverse Effect").

(b) The execution, delivery and performance by the Issuer of this Agreement has been duly authorized by all necessary corporate action on the part of the Issuer. This Agreement constitutes valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with its terms except as limited by (i) bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting the enforceability of creditors' rights; and (ii) the effect of rules of law governing the availability of equitable remedies, and will not violate or conflict with the terms of any restriction, agreement or undertaking of the Issuer.

(c) The execution, delivery and performance of this Agreement by the Issuer and the completion of the transactions contemplated in this Agreement do not and will not result in or constitute a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of: (i) any of the terms, conditions or provisions of the articles of the Issuer or any resolution of the shareholders or directors of the Issuer; (ii) any agreement, instrument, contract, lease, note, indenture, mortgage or purchase order to which it is a party; (iii) any judgement, order, writ or decree of any court or governmental entity; or (iv) any applicable law. The execution, delivery and performance of the Agreement by the Issuer and the completion of the transactions contemplated in this Agreement will not result in the creation of any lien, charge or encumbrance upon any assets of the Issuer or the suspension, revocation, forfeiture or nonrenewal of any material permit or license applicable to the Issuer.

(d) Neither the Issuer, nor any partner, director, or officer or any person directly or indirectly controlling, controlled by or under common control with the Issuer is subject to any "disqualifying event" set forth in Rule 506(d) of Regulation D under the 1933 Act, or any similar disqualification provision.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SUBSCRIBER

6.1 The Subscriber hereby represents and warrants to and covenants with the Issuer (which representations, warranties and covenants shall survive the Closing) that:

(a) unless the Subscriber is a U.S. Purchaser1 the Subscriber is a resident of, or if not an individual, has a head office or is otherwise subject to the laws of, the jurisdiction of its address set out on page 2 hereof, and that such address is the residence of the Subscriber or the place of business of the Subscriber at which the Subscriber received and accepted the offer to acquire the Shares and was not created or used solely for the purpose of acquiring the Shares.

(i)

(b) unless the Subscriber is a U.S. Purchaser, the Subscriber is not in the United States, the Subscriber (and any person acting on its behalf) did not receive an offer to purchase the Shares in the United States, and the individuals making the order to purchase the Shares and executing and delivering this Agreement on behalf of the Subscriber were not in the United States when the order was placed and this Agreement was executed and delivered;

1 A "U.S. Purchaser" means a subscriber for Shares that (a) was in United States, (b) any person that receives or received an offer of the Shares while in the United States, and (c) any person that is in the United States at the time the buy order was made or this Agreement was executed or delivered; provided, however, that "U.S. Purchaser shall not include any persons excluded from the definition of "U.S. person" pursuant to Rule 902(k)(2)(vi) of Regulation S or persons holding accounts excluded from the definition of "U.S. person" pursuant to Rule 902(k)(2)(i) of Regulation S, solely in their capacities as holders of such accounts.

(c) unless the Subscriber is a U.S. Purchaser, Subscriber represents covenants and certifies to the Corporation that:

(i) the Subscriber (and if the Subscriber is acting as agent for a disclosed principal, such disclosed principal) is not resident in Canada or the United States or subject to applicable securities laws of Canada or the United States;

(ii) the issuance of the securities in the capital of the Corporation under this agreement (the "Securities" ) by the Corporation to the Subscriber (or its disclosed principal, if any) may be effected by the Corporation without the necessity of the filing of any document with or obtaining any approval from or effecting any registration with any governmental entity or similar regulatory authority having jurisdiction over the Subscriber (or its disclosed principal, if any);

(iii) the Subscriber is knowledgeable of, or has been independently advised as to, the applicable securities laws of the jurisdiction which would apply to this subscription, if there are any;

(iv) the issuance of the Shares to the Subscriber (and if the Subscriber is acting as agent for a disclosed principal, such disclosed principal) complies with the requirements of all applicable laws in the jurisdiction of its residence;

(v) the applicable securities laws do not require the Corporation to register the Shares, file a prospectus or similar document, or make any filings or disclosures or seek any approvals of any kind whatsoever from any regulatory authority of any kind whatsoever in the international jurisdiction;

(vi) the purchase of the Shares by the Subscriber, and (if applicable) each disclosed beneficial subscriber, does not require the Corporation to become subject to regulation in the Subscriber's or disclosed beneficial subscriber's jurisdiction, nor does it require the Corporation to attorn to the jurisdiction of any governmental authority or regulator in such jurisdiction or require any translation of documents by the Corporation;

(vii) the Subscriber will not sell, transfer or dispose of the Shares except in accordance with all applicable laws, including applicable securities laws of Canada and the United States, and the Subscriber acknowledges that the Corporation shall have no obligation to register any such purported sale, transfer or disposition which violates applicable Canadian or United States securities laws; and

(viii) the Subscriber will provide such evidence of compliance with all such matters as the Corporation or its counsel may request.

(d) no "bad actor" disqualifying event described in Rule 506(d)(1)(i)-(viii) of the 1933 Act (a "Disqualification Event") is applicable to the Subscriber, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable;

(e) the Subscriber is knowledgeable of, or has been independently advised as to, the applicable laws of the securities regulators having application in the jurisdiction in which the Subscriber is resident which would apply to the offer and sale of the Shares, including any restrictions with respect to the trading in, and the restricted period or statutory hold period applicable to the Shares imposed by the applicable securities laws of the jurisdiction in which the Subscriber resides or to which such Subscriber is subject;

(f) the Subscriber is purchasing the Shares as principal;

(g) the Subscriber is knowledgeable of, or has been independently advised as to, the applicable laws of the securities regulators having application in the jurisdiction in which the Subscriber is resident (the "International Jurisdiction") which would apply to the offer and sale of the Shares (in addition to the laws of Canada, if applicable), and the Subscriber is purchasing the Shares pursuant to, and in compliance with, the laws of the International Jurisdiction;

(h) the Subscriber is purchasing the Shares pursuant to exemptions from prospectus or equivalent requirements under applicable laws or, if such is not applicable, the Subscriber is permitted to purchase the Shares under the applicable laws of the securities regulators in the International Jurisdiction without the need to rely on any exemptions;

(i) if the Subscriber is resident outside of Canada and the United States:

(i) the applicable laws of the authorities in the International Jurisdiction do not require the Issuer to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the offer, issue, sale or resale of any of the Shares;

(ii) the purchase of the Shares by the Subscriber does not trigger:

A. any obligation to prepare and file a prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction; or

B. any continuous disclosure reporting obligation of the Issuer in the International Jurisdiction; and

(iii) the Subscriber will, if requested by the Issuer, deliver to the Issuer a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to in subparagraphs (iii), (iv) and (v) above to the satisfaction of the Issuer, acting reasonably;

(j) the Subscriber has the legal capacity and competence to enter into and execute this Agreement and to take all actions required pursuant hereto and, if the Subscriber is a corporate entity, it is duly incorporated and validly subsisting under the laws of its jurisdiction of incorporation and all necessary approvals by its directors, shareholders and others have been obtained to authorize execution and performance of this Agreement on behalf of the Subscriber;

(k) the entering into of this Agreement and the transactions contemplated hereby do not result in the violation of any of the terms and provisions of any law applicable to, or, if applicable, the constating documents of, the Subscriber or of any agreement, written or oral, to which the Subscriber may be a party or by which the Subscriber is or may be bound;

(l) the Subscriber has duly executed and delivered this Agreement and it constitutes a valid and binding agreement of the Subscriber enforceable against the Subscriber;

(m) the Subscriber has received and carefully read this Agreement;

(n) the Subscriber is aware that an investment in the Issuer is speculative and involves certain risks, including the possible loss of the entire investment;

(o) the Subscriber has made an independent examination and investigation of an investment in the Shares and the Issuer and agrees that the Issuer will not be responsible in any way whatsoever for the Subscriber's decision to invest in the Shares and the Issuer;

(p) the Subscriber is not an underwriter of, or dealer in, any of the Shares, nor is the Subscriber participating, pursuant to a contractual agreement or otherwise, in the distribution of the Shares or any of them; and

(q) no person has made to the Subscriber any written or oral representations:

(i) that any person will resell or repurchase any of the Shares,

(ii) that any person will refund the purchase price of any of the Shares, or

(iii) as to the future price or value of any of the Shares.

7. REPRESENTATIONS AND WARRANTIES WILL BE RELIED UPON

7.1 The Issuer and the Subscriber each acknowledge that the acknowledgements, representations and warranties made by it contained herein are made with the intention that they may be relied upon by the parties and their legal counsel in determining (i) the Subscriber's willingness to purchase the Shares and (ii) the Subscriber's eligibility to purchase the Shares under applicable securities legislation, or (if applicable) the eligibility of others on whose behalf it is contracting hereunder to purchase the Shares under applicable securities legislation. The Subscriber further agrees that by accepting delivery of the certificates representing the Shares, it will be representing and warranting that the acknowledgements, representations and warranties contained herein are true and correct as of the date hereof and will continue in full force and effect notwithstanding any subsequent disposition by the Subscriber of such Shares.

8. RESALE RESTRICTIONS

8.1 The Subscriber acknowledges that any resale of the Shares will be subject to resale restrictions contained in the securities legislation applicable to the Issuer, the Subscriber and any proposed transferee.

9. LEGENDING AND REGISTRATION OF SUBJECT SHARES

9.1 The Subscriber hereby acknowledges that upon the issuance thereof, and until such time as the same is no longer required under the applicable securities laws and regulations and as required pursuant to the Shareholders Agreement, the certificates representing any of the Shares may bear a legend in substantially the following form:

THERE ARE SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO THESE SHARES AND A COPY OF THE FULL TEXT THEREOF MAY BE OBTAINED FROM THE REGISTERED AND RECORDS OFFICE OF THE COMPANY WITHOUT CHARGE.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (AS COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THESE SECURITIES MUST NOT TRADE THE SECURITIES BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF: (I) THE DATE OF ISSUE, AND (II) THE DATE THE ISSUER BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY IN CANADA.

9.2 The Subscriber hereby acknowledges and agrees to the Issuer making a notation on its records or giving instructions to the registrar and transfer agent of the Issuer, if applicable, in order to implement the restrictions on transfer set forth and described in this Agreement.

10. COLLECTION OF PERSONAL INFORMATION

10.1 The Subscriber acknowledges and consents to the fact that the Issuer is collecting the Subscriber's personal information for the purpose of fulfilling this Agreement and completing the Offering. The Subscriber's personal information (and, if applicable, the personal information of those on whose behalf the Subscriber is contracting hereunder) may be disclosed by the Issuer to (a) stock exchanges or securities regulatory authorities, (b) the Issuer's registrar and transfer agent, (c) Canadian or U.S. tax authorities, (d) authorities pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and (e) any of the other parties involved in the Offering, including legal counsel, and may be included in record books in connection with the Offering. By executing this Agreement, the Subscriber is deemed to be consenting to the foregoing collection, use and disclosure of the Subscriber's personal information (and, if applicable, the personal information of those on whose behalf the Subscriber is contracting hereunder) for the foregoing purposes and to the retention of such personal information for as long as permitted or required by law or business practice. Notwithstanding that the Subscriber may be purchasing Shares as agent on behalf of an undisclosed principal, the Subscriber agrees to provide, on request, particulars as to the nature and identity of such undisclosed principal, and any interest that such undisclosed principal has in the Issuer, all as may be required by the Issuer in order to comply with the foregoing.

Furthermore, the Subscriber is hereby notified that:

(a) the Issuer may deliver to any securities commission having jurisdiction over the Issuer, the Subscriber or this subscription, including any Canadian provincial securities commissions and/or the SEC (collectively, the "Commissions") certain personal information pertaining to the Subscriber, including such Subscriber's full name, residential address and telephone number, the number of shares or other securities of the Issuer owned by the Subscriber, the number of Shares purchased by the Subscriber and the total purchase price paid for such Shares, the prospectus exemption relied on by the Issuer and the date of distribution of the Shares,

(b) such information is being collected indirectly by the Commissions under the authority granted to them in securities legislation,

(c) such information is being collected for the purposes of the administration and enforcement of the securities laws, and

(d) the Subscriber may contact the following public official in British Columbia with respect to questions about the British Columbia Securities Commission's indirect collection of such information at the following address and telephone number:

British Columbia Securities Commission
701 West Georgia Street
P.O. Box 10142, Pacific Centre
Vancouver, B.C. V7Y 1L2
Telephone:  604-899-6854 or 1-800-373-6393 (toll free across Canada)

11. COSTS

11.1 The Subscriber acknowledges and agrees that all costs and expenses incurred by the Subscriber (including any fees and disbursements of any special counsel retained by the Subscriber) relating to the purchase of the Shares shall be borne by the Subscriber.

12. GOVERNING LAW

12.1 This Agreement is exclusively governed by the laws of the Province of British Columbia and the federal laws of Canada applicable thereto. The Subscriber, in its personal capacity and, if applicable, on behalf of each beneficial purchaser for whom it is acting, irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia.

13. SURVIVAL

13.1 This Agreement, including without limitation the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the parties hereto notwithstanding the completion of the purchase of the Shares by the Subscriber pursuant hereto.

14. ASSIGNMENT

14.1 This Agreement is not transferable or assignable.

15. FUNDS

15.1 Unless otherwise indicated, all funds are set out in U.S. dollars.

16. SEVERABILITY

16.1 The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

17. ENTIRE AGREEMENT

17.1 Except as expressly provided in this Agreement and in the agreements, instruments and other documents contemplated or provided for herein, this Agreement contains the entire agreement between the parties with respect to the sale of the Shares and there are no other terms, conditions, representations or warranties, whether expressed, implied, oral or written, by statute or common law, by the Issuer or by anyone else.

18. NOTICES

18.1 All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by electronic mail or facsimile. Notices to the Subscriber and the Issuer shall be directed to the addresses set out in this Agreement.

19. COUNTERPARTS AND ELECTRONIC MEANS

19.1 This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall constitute an original and all of which together shall constitute one instrument. Delivery of an executed copy of this Agreement by electronic mail or facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereinafter set forth.

[End of Subscription Agreement]

SCHEDULE "A"

BONUS SHARE ENTITLEMENTS

Loyalty Bonus

If the Subscriber has previously invested in the Issuer or registered in the Issuer's Regulation A financing as qualified July 26, 2022, but were not able to complete such investment, the Subscriber is entitled to 5% additional Voting Common Shares (the Common Shares") of the Issuer as Bonus Shares if participating in this Offering.

Reservation Bonus

Reservation holders in the Issuer's "testing the waters" page hosted on the DealMaker Securities LLC Crowdfunding platform are eligible to receive 5% additional Common Shares as Bonus Shares (the "Reservation Bonus Shares"). In order to be eligible for the Reservation Bonus Shares an investor must indicate their interest in this Offering by making a non-binding "reservation" on the Company's testing the waters page hosted by DealMaker Securities LLC Crowdfunding. There is no minimum "reservation" amount required to be eligible for the Reservation Bonus and there is no obligation to purchase securities as part of the Offering if a "reservation" is made. Any Subscriber making a non-binding "reservation" will be eligible for the Reservation Bonus Shares for the total number of Common Shares they subscribe for, in fact, as part of the Offering whether more or less than the shares "reserved" are subscribed for.

Volume Based Bonus Shares

Subscribers who subscribe for at least $1,000 will receive the following:

• 2% additional Common Shares as Bonus Shares

Subscribers who invest at least $2,000 will receive the following:

• 5% additional Common Shares as Bonus Shares

Investors who invest at least $3,000 will receive the following:

• 10% additional Common Shares as Bonus Shares

Investors who invest at least $5,000 will receive the following:

• 15% additional Common Shares as Bonus Shares

Investors who invest at least $10,000 will receive the following:

• 20% additional Common Shares as Bonus Shares

Investors who invest at least $50,000 will receive the following:

• 20% additional Common Shares as Bonus Shares and a private virtual meeting with Naqi's inventor, David Segal, founder and CIO.

Investors who invest at least $100,000 will receive the following:

• 20% additional Common Shares as Bonus Shares and an exclusive in person meeting with Naqi's inventor and CIO, David Segal, with a live product demonstration. Flights/transportation and accommodations will be included

Investors who invest at least $250,000 will receive the following:

• 20% additional Common Shares as Bonus Shares and spend a day with Naqi's, David Segal, and CEO with hands-on experience of the Naqi earbud at Harrisburg University's Gaming Lab.

NOTE:

*The Loyalty Bonus Shares, Reservation Bonus Shares, and Volume Based Bonus Shares may be stacked up to a cumulative maximum of 20% additional Common Shares as Bonus Shares.

**Fractional shares will not be distributed and share bonuses will be determined by rounding down to the nearest whole share.

***In order to receive perks from an investment, Subscribers must submit a single subscription under the Offering that meets the minimum entitlement requirement. The amount invested does not include amounts paid directly to DealMaker Securities LLC as part of the 3.5% processing fee. Bonus Shares from entitlements will not be granted if a Subscriber submits multiple subscriptions that, when combined, meet the entitlement requirement. All entitlements occur when the offering is completed.

****Crowdfunding investments made through a self-directed individual retirement account ("IRA") cannot receive perquisites due to tax laws and shall not be eligible to receive any perquisites to which they may otherwise be entitled as part of this Offering. The Internal Revenue Service prohibits self-dealing transactions in which the investor receives an immediate, personal financial gain on investments owned by their retirement account.

EXHIBIT A

VOTING AGREEMENT

THIS VOTING AGREEMENT (the "Agreement") is made and entered into as of _________, 20__ by and among Naqi Logix Inc., a corporation existing under the Business Corporations Act (British Columbia) (the "Company") and those shareholders of the Company listed on Schedule A (together with any subsequent shareholders, or any transferees, who become parties hereto pursuant to Section 6.2 or 6.3) (the "Shareholders").

RECITALS

WHEREAS, the Shareholders own all of the outstanding Shares (as defined below);

AND WHEREAS, the Shareholders and the Company desire to (a) provide certain Shareholders with the right, among other rights, to designate the election of certain members of the board of directors of the Company (the "Board") in accordance with the terms of this Agreement; and (b) set forth agreements and understandings with respect to how Shares (as defined below) held by the Shareholders will be voted on, or tendered in connection with, a Sale of the Company (as defined below).

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding the Board of Directors.

1.1 Size of the Board. Each Shareholder shall vote, or cause to be voted, all Shares (as defined below) owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at a number corresponding to the number of persons designated pursuant to Section 1.2. For purposes of this Agreement, the term "Shares" means shares in the capital of the Company, including all Voting Common Shares and Non-Voting Shares (the "Common Shares"), now owned or subsequently acquired by a Shareholder, however acquired, whether through share splits, share dividends, reclassifications, recapitalizations, similar events or otherwise, but excluding, for greater certainty, any other securities that are, directly or indirectly, convertible into or exchangeable or exercisable for shares in the capital of the Company.

1.2 Board Composition. Each Shareholder shall vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written resolution of the shareholders, the following persons shall be elected to the Board:

(a) up to seven individuals designated by Mark Godsy ("Godsy") for so long as Godsy continues Providing Services to the Company, one of whom shall initially be Godsy.

For purposes of this Agreement: (i) an individual, firm, corporation, partnership, association, lim- ited liability company, trust or any other entity (collectively, a "Person") shall be deemed an "Affiliate" of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person; (ii) "Associate" means, with respect to any natural person: (1) a body corporate, if such natural person beneficially owns, directly or indirectly, voting securities carrying more than 50% of the voting rights attached to all voting securities of such body corporate; (2) a trust or estate for the benefit of such natural person or one or more of such natural person's Immediate Family Members (as defined below); (3) a registered retirement savings plan of such natural person; or (4) an Immediate Family Member of such natural person; (iii) "Immediate Family Member" means, with respect to a natural person, a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law, or sister-in-law, including adoptive relationships, of such natural person; and (iv) a Person shall be deemed to be "Providing Services to the Company" if such Person is either: (1) employed as an employee of the Company or any subsidiary of the Company on a full-time or part-time basis; (2) engaged by the Company or any subsidiary of the Company as an independent contractor, consultant or an advisor pursuant to a written or oral agreement; (3) appointed as an officer of the Company or any subsidiary of the Company; or (4) otherwise providing services to the Company or any subsidiary of the Company in his or her capacity as an owner of the Company.

1.3 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be re-elected if still eligible to serve as provided herein.

1.4 Removal of Board Members. Each Shareholder shall vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Sections 1.2 or 1.3 may be removed from office unless such removal is directed or approved by the affirmative vote of the Person, or Persons, entitled under Section 1.2 to designate that director;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c) upon the request of any party entitled to designate a director as provided in Section 1.2 to remove such director, such director shall be removed.

All Shareholders shall execute any written resolutions required to perform their respective obligations under this Section 1.4, and the Company shall, at the request of any party entitled to designate directors, call a special meeting of shareholders for the purpose of electing directors. Without limiting the foregoing, the Board shall take all steps necessary for the Company, to the extent permitted by law, to fill vacancies in accordance with this Section 1.

1.5 No Liability for Election of Recommended Directors. No Shareholder, nor any Affiliate or Associate of any Shareholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

1.6 Ceasing To Have the Right to Nominate a Director. If any Shareholder ceases to have the right to designate a director pursuant to Section 1.2, then such director shall be designated by one or more Shareholders of record holding in aggregate, at the time of reference, shares to which are attached more than 50% of the votes attached to the outstanding Shares (the "Majority Holders").

1.7 Board Chair. The majority of directors then in office may vote to appoint the chair of the Board. In the case of an equality of votes, the chair of the Board (or of a particular meeting of the Board) shall not be entitled to a second or casting vote.

2. Voting Regarding Shareholder Actions. Subject to Section 3, (a) if: (i) in the case of any action that would require a "special resolution" (as defined in the Business Corporations Act (British Columbia) (the "Act")) to be approved by the Shareholders or would entitle any Shareholders to vote as a separate class or series as required pursuant to the Act, one or more Shareholders of record holding in aggregate, at the time of reference, shares to which are attached more than two-thirds of the votes attached to the outstanding Shares (the "Supermajority Holders"); (ii) in the case of any other action that would require an "ordinary resolution" (as defined in the Act) to be approved by the Shareholders; or (iii) in the case of waiving the requirement to appoint an auditor or the requirement to produce or publish financial statements under the Act which would require a "unanimous resolution" (as defined in the Act) to be approved by all Shareholders, the Majority Holders, in any such case, agree by written consent to approve such action (each action, a "Shareholder Action"); and (b) such Shareholder Action has also been approved by the Board, then all Shareholders shall: (1) vote all of their respective Shares in favour of such Shareholder Action; (2) waive any dissent, appraisal or similar rights to which they may be entitled with respect to such Shareholder Action (or the underlying action or transaction to which such Shareholder Action pertains) to the extent permitted by law; and (3) execute and deliver all resolutions, consents and other instruments in favour of such Shareholder Action.

3. Drag-Along Right.

3.1 Definitions.

(a) A "Sale of the Company" means either: (i) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from Shareholders, Shares representing more than 50% of the outstanding voting power of the Company (a "Share Sale"); or (ii) a Deemed Liquidation Event (as defined below).

(b) "Deemed Liquidation Event" means, unless the holders of a majority of the outstanding voting shares in the capital of the Company elect otherwise by written notice sent to the Company at least 10 days prior to the effective date of any such event:

(i) an amalgamation or arrangement in which: (1) the Company is a constituent party; or (2) a subsidiary of the Company is a constituent party and the Company issues shares in its capital pursuant to such amalgamation or arrangement, except any such amalgamation or arrangement involving the Company or a subsidiary of the Company in which the shares in the capital of the Company outstanding immediately prior to such amalgamation or arrangement continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation or arrangement, at least a majority, by voting power, of the outstanding shares in the capital of (X) the surviving or resulting corporation or (Y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such amalgamation or arrangement, the parent corporation of such surviving or resulting corporation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

3.2 Actions to be Taken. If, the Supermajority Holders (the "Electing Holders") and the Board approve a Sale of the Company specifying, in writing, that this Section 3 shall apply to such transaction, then each Shareholder and the Company shall:

(a) if such transaction requires shareholder approval, with respect to all Shares that such Shareholder owns or over which such Shareholder otherwise exercises voting power, vote (in person, by proxy or by action by written resolution, as applicable) all Shares in favour of, and adopt, such Sale of the Company (together with any related amendment to the articles and notice of articles of the Company (as may be amended from time to time) (the "Articles") required in order to implement such Sale of the Company) and vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Share Sale, sell the same proportion of Shares beneficially held by such Shareholder as is being sold by the Electing Holders to the Person to whom the Electing Holders propose to sell their Shares, and, except as permitted in Section 3.3, on the same terms and conditions as the Electing Holders;

(c) execute and deliver all related documentation and take any such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Electing Holders in order to carry out the terms and provision of this Section 3, including executing and delivering instruments of conveyance and transfer, any purchase agreement, merger agreement, amalgamation agreement, arrangement agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d) not deposit, and cause their Affiliates and Associates not to deposit, except as provided in this Agreement, any Shares owned by such Shareholder or any Affiliate or Associate of such Shareholder in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e) refrain from exercising any dissent rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f) if the consideration to be paid in exchange for the Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Shareholder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to "accredited investors" as defined in Section 1.1 of Regulation 45-106 respecting Prospectus Exemptions in Québec and in National Instrument 45-106 elsewhere in Canada or as defined in Regulation D promulgated under the United States Securities Act of 1933, as amended (in either case, "Accredited Investors"), the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares that would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities that such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares; and

(g) if the Electing Holders, in connection with such Sale of the Company, appoint a shareholder representative (the "Shareholder Representative") with respect to matters affecting the Shareholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (i) consent to (1) the appointment of such Shareholder Representative, (2) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (3) the payment of such Shareholder's pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Shareholder Representative in connection with such Shareholder Representative's services and duties in connection with such Sale of the Company and its related service as the representative of the Shareholders, and (ii) not assert any claim or commence any suit against the Shareholder Representative or any other Shareholder with respect to any action or inaction taken or failed to be taken by the Shareholder Representative in connection with its service as the Shareholder Representative, absent fraud or wilful misconduct.

3.3 Exceptions. Notwithstanding the foregoing, a Shareholder shall not be required to comply with Section 3.2 in connection with any proposed Sale of the Company (the "Proposed Sale") unless:

(a) any representations and warranties to be made by such Shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including representations and warranties that (i) the Shareholder holds all right, title and interest in and to the Shares such Shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Shareholder have been duly executed by the Shareholder and delivered to the acquirer and are enforceable against the Shareholder in accordance with their respective terms, and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Shareholder's obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

(b) the Shareholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except that and only to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any representations, warranties and covenants provided by all Shareholders with respect to the Company);

(c) the liability for indemnification, if any, of such Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Shareholders in connection with such Proposed Sale is several and not joint with any other Person (except that and only to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any representations, warranties and covenants provided by all Shareholders with respect to the Company), and subject to the provisions of the Articles related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Shareholder in connection with such Proposed Sale;

(d) liability shall be limited to such Shareholder's applicable share (determined based on the respective proceeds payable to each Shareholder in connection with such Proposed Sale in accordance with the provisions of the Articles) of a negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration otherwise payable to such Shareholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Shareholder, the liability for which need not be limited as to such Shareholder;

(e) upon the consummation of the Proposed Sale, (i) each holder of each class or series of Shares will receive the same form of consideration for their Shares of such class or series as is received by other holders in respect of their Shares of such same class or series, (ii) each holder of Common Shares will receive the same amount of consideration per Common Share as is received by other holders in respect of their Common Shares, and (iii) the aggregate consideration receivable by all Shareholders shall be allocated among the Shareholders on the basis of the relative liquidation preferences to which the Shareholders are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Articles in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for any Shareholder's Shares pursuant to this Section 3.3(e) includes any securities and due receipt thereof by any Shareholder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to Accredited Investors, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of such Shareholders' Shares, which would have otherwise been sold by such Shareholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for such Shareholder's Shares; and

(f) subject to Section 3.3(e), if any holders of any class or series of Shares are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such class or series of Shares will be given the same option; provided, however, that nothing in this Section 3.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder's failure to satisfy any condition, requirement or limitation that is generally applicable to the Shareholders.

3.4 Restrictions on Sales of Control of the Company. No Shareholder shall be a party to any Share Sale unless all Shareholders are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Articles in effect immediately prior to the Share Sale (as if such transaction were a Deemed Liquidation Event).

4. Remedies.

4.1 Covenants of the Company. The Company shall use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include the use of the Company's best efforts to cause the nomination and election of the directors as provided in this Agreement.

4.2 Irrevocable Proxy and Power of Attorney. Each Shareholder hereby constitutes and appoints as the proxies of such Shareholder and hereby grants a power of attorney to the Chief Executive Officer of the Company (or if no such officer is appointed, the most senior officer of the Company) and a designee of the Electing Holders, and each of them, with full power of substitution, with respect to the matters set forth herein, including election of persons as members of the Board in accordance with Section 1, votes regarding any Shareholder Action pursuant to Section 2 and votes regarding any Sale of the Company pursuant to Section 3, and hereby authorizes each of them to represent and to: (a) vote, if and only if such Shareholder (i) fails to vote (whether by proxy, in person or by written resolution) (it being understood that failing to execute a written resolution within 48 hours of being requested shall constitute a failure to vote) or (ii) attempts to vote (whether by proxy, in person or by written resolution), in a manner which is inconsistent with the terms of this Agreement, all of such Shareholder's Shares in favour of the election or removal of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the approval of the Shareholder Action or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Sections 2 and 3, respectively, or (b) take any action necessary to effect Sections 2 and 3, respectively. Each proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the Shareholders in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5. Each Shareholder hereby revokes any and all previous proxies or powers of attorney with respect to such Shareholder's Shares that conflict with the proxy and power of attorney granted pursuant to this Section 4.2 and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5, purport to grant any other proxy or power of attorney with respect to any of such Shareholder's Shares, deposit any of such Shareholder's Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such Shareholder's Shares, in each case, with respect to any of the matters set forth herein.

4.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event that any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court in the Province of British Columbia.

4.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate, other than Section 6.1, upon the earliest to occur of (a) the consummation of the Company's first underwritten public offering of its Common Shares (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its share option, share purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or in escrow for the benefit of the Shareholders in accordance with the Articles, provided that the provisions of Section 3 will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 3 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 6.12. Section 6.1 shall survive the termination of this Agreement.

6. Miscellaneous.

6.1 Confidentiality. Each Shareholder shall keep confidential and will not disclose, divulge or use for any purpose (other than to monitor its ownership of the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, the Shareholder Rights Agreement dated the date hereof between the Company and the Shareholders, as may be amended, restated or replaced from time to time (the "Shareholder Rights Agreement") and the Right of First Refusal and Co-Sale Agreement dated the date hereof between the Company and the Shareholders, as may be amended, restated or replaced from time to time (the "Right of First Refusal and Co-Sale Agreement"), including notice of the Company's intention to file a registration statement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 6.1 by such Shareholder), (b) is or has been independently developed or conceived by such Shareholder without use of the Company's confidential information, or (c) is or has been made known or disclosed to such Shareholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Shareholder may disclose confidential information (i) to its lawyers, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring such Shareholder's investment in the Company; (ii) to any prospective purchaser of any shares in the capital of the Company from such Shareholder, if such prospective purchaser agrees to be bound by the provisions of this Section 6.1; (iii) to any existing or prospective Affiliate, Associate, partner, member, shareholder or wholly-owned subsidiary of such Shareholder in the ordinary course of business, provided that in each case of (i), (ii) or (iii), such Shareholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that such Shareholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

6.2 Additional Parties. If, after the date of this Agreement, the Company enters into an agreement with any Person to issue Shares to such Person, then the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an adoption agreement substantially in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Shareholder and thereafter such Person shall be deemed a Shareholder for all purposes under this Agreement.

6.3 Transfers. Each transferee or assignee of any Shares subject to this Agree- ment shall continue to be subject to the terms hereof, and, as a condition precedent to the Com- pany's recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an adoption agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an adoption agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee's signature appeared on the signature pages of this Agreement and shall be deemed to be a Shareholder. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.3. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 6.16.

6.4 Successors and Assigns. The terms and conditions of this Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.5 Governing Law. This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

6.6 Counterparts. This Agreement may be executed in counterparts and by means of facsimile, portable document (PDF), electronic signature or other transmission method, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

6.7 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.8 No Strict Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

6.9 Including. Where the word "including" or "includes" is used in this Agreement, it means "including (or includes) without limitation".

6.10 Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by email or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their mailing address, email address or facsimile number as set forth in the corporate records of the Company, as the case may be, or to such mailing address, email address or facsimile number as subsequently modified by written notice given in accordance with this Section 6.11. If notice is given to the Company, it shall be sent to c/o Osler, Hoskin & Harcourt LLP, 1055 West Hastings Street, Suite 1700, Vancouver, British Columbia, V6E 2E9, Attn: Mark Godsy; email: magodsy@shaw.ca; and a copy (which shall not constitute notice) shall also be sent to Osler, Hoskin & Harcourt LLP, 1055 West Hastings Street, Suite 1700, Vancouver, British Columbia, V6E 2E0, Attn. Mark Longo, facsimile: (778) 785-2745; email: mlongo@osler.com.

6.12 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; and (b) the Supermajority Holders. Notwithstanding the foregoing:

(a) this Agreement may not be amended or terminated and the obser- vance of any term of this Agreement may not be waived with respect to a particular Shareholder without the written consent of such Shareholder unless such amendment, termination or waiver applies to all Shareholders holding the same class or series, as the case may be, of Shares in the same fashion;

(b) the consent of a particular Shareholder shall not be required for any amendment or waiver if such amendment or waiver either (1) is not directly applicable to the unique rights of such Shareholder set forth in the Agreement or (2) does not adversely affect the rights of such Shareholder in a manner that is different than the effect on the rights of the other Shareholders holding the same class or series, as the case may be, of Shares;

(c) Schedule A hereto may be amended by the Company from time to time to add information regarding additional Shareholders or to reflect transfers or repurchases of Shares or changes to the names or addresses of the parties without the consent of the other parties hereto;

(d) any provision hereof may be waived by the waiving party on such party's own behalf, without the consent of any other party; and

(e) the applicable subsection of Section 1.2 shall not be amended or waived without the written consent of the applicable Shareholder.

The Company shall give prompt written notice of any amendment, termination or waiver here- under to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 6.12 shall be binding on each party and, as applicable, all of such party's heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any party) and assigns, whether or not any such party, heir, attorney, guardian, estate trustee, executor, trustee, successor or assign entered into or approved such amendment, termination or waiver. For purposes of this Section 6.12, the requirement of a written instrument may be satisfied in the form of an action by written consent of the Shareholders circulated by the Company and executed by the Shareholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

6.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.14 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.15 Entire Agreement. This Agreement (including any schedules and exhibits hereto), together with the Shareholder Rights Agreement and the Right of First Refusal and Co- Sale Agreement, constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and all other written or oral agreements relating to the subject matter hereof existing between the parties are expressly cancelled.

6.16 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

"THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE CORPORATION), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN."

The Company, by its execution of this Agreement, shall cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 6.16, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The failure to cause the certificates evidencing the Shares to bear the legend required by this Section 6.16 and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

6.17 Share Splits, Share Dividends, etc. In the event of any issuance of Shares hereafter to any of the Shareholders (including in connection with any share split, share dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 6.16.

6.18 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applica- ble law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

6.19 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

6.20 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the Province of British Columbia for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of the Province of British Columbia, and (c) hereby waive, and agree not to assert, by way of motion, as a defence, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

6.21 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SECURITIES OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.22 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including all reasonable legal fees.

6.23 Aggregation of Shares. All Shares held or acquired by a Shareholder and its Affiliates and Associates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Shareholder and its Affiliates and Associates may apportion such rights as among themselves in any manner they deem appropriate.

6.24 Independent Legal Advice. The parties acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The parties further acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Agreement that they have either done so or waived their right to do so, and agree that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

6.25 Conflict with Constating Documents. In the event of any conflict or inconsistency between the provisions of this Agreement and the certificate of incorporation, certificate of change of name, notice of articles, and articles of the Company, together with any amendments thereof from time to time (the "Constating Documents") the provisions of this Agreement shall prevail and govern to the extent permitted by law. The Shareholders agree that they shall promptly initiate all necessary proceeding, vote their respective Shares and take any such further action as is required by the Shareholders so as to cause the Constating Documents to be amended in order to resolve such conflict or inconsistency in favour of the provisions of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

NAQI LOGIX INC.

By:
Name: Mark Godsy Title: Chief Executive Officer

Naqi Logix - Voting Agreement

SHAREHOLDERS:

[ • ]

By:
Name: Title:

Naqi Logix - Voting Agreement

SCHEDULE A

SHAREHOLDERS

Name

[Intentionally omitted]

Schedule A to the Voting Agreement

EXHIBIT A

ADOPTION AGREEMENT

THIS ADOPTION AGREEMENT (the "Adoption Agreement") is executed on _________, 20__, by the undersigned ("Holder") pursuant to the terms of that certain Voting Agreement dated as of April 12, 2021 (the "Agreement"), by and among Naqi Logix Inc. (the "Company") and its shareholders, as such Agreement may be amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares in the capital of the Company (the "Shares"), for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a party in such party's capacity as a "Shareholder" bound by the Agreement, and after such transfer, Holder shall be considered a "Shareholder" for all purposes of the Agreement.

☐	in accordance with Section 6.2 of the Agreement, in which case Holder will be a "Shareholder" for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Shares, and any other shares in the capital of the Company required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or email address listed below Holder's signature hereto.

HOLDER: _________________________		AGREED AND ACCEPTED:

NAQI LOGIX INC.
By: _______________________________	By:
Name: _____________________________
Name: _________________________

Title: ______________________________		Title: __________________________

Address: ___________________________		Email: _________________________

___________________________________

Email:_____________________________

Exhibit A to the Voting Agreement

EXHIBIT B

Adoption Agreement to the Voting Agreement

THIS ADOPTION AGREEMENT (the "Adoption Agreement") is executed on NOW, by the undersigned ("Holder") pursuant to the terms of that certain Voting Agreement dated as of April 12, 2021 (the "Agreement"), by and among Naqi Logix Inc. (the " Company") and its shareholders, as such Agreement may be amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares in the capital of the Company (the "Shares"), for one of the following reasons (Check the correct box):

☐ as a transferee of Shares from a party in such party's capacity as a "Shareholder" bound by the Agreement, and after such transfer, Holder shall be considered a "Shareholder" for all purposes of the Agreement.

☒  in accordance with Section 6.2 of the Agreement, in which case Holder will be a "Shareholder" for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Shares, and any other shares in the capital of the Company required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or email address listed below Holder's signature hereto.

INVESTOR TITLE

INVESTOR SIGNATURES

VESTING AS

VESTING AS EMAIL

Agreed and Accepted: NAQI LOGIX INC.

By: ISSUER SIGNATURE

Email: mgodsy@naqilogix.com